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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        FEDERAL REALTY INVESTMENT TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                   [GRAPHIC]
                                FEDERAL REALTY
                               INVESTMENT TRUST

                                                                 March 28, 2002

Dear Shareholder:

   Please accept my personal invitation to attend our Annual Meeting of Shareholders on Wednesday, May 1, 2002 at 10:00 a.m. This year's meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

   The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, management will provide a review of 2001 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions that you may have.

   In addition to voting by mail by completing, signing and returning the enclosed proxy card, you may also vote either by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

   Your vote is important. I urge you to vote by one of the three methods mentioned above.

   I look forward to receiving your vote and to seeing you on May 1.

                                          Sincerely,

                                          /s/ Steven J. Guttman

                                          Steven J. Guttman
                                          Chairman of the Board and Chief
                                          Executive Officer

                        FEDERAL REALTY INVESTMENT TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 1, 2002

To Our Shareholders:

   The 2002 Annual Meeting of Shareholders of Federal Realty Investment Trust ("Federal Realty" or the "Trust") will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 1, 2002, at 10:00 a.m. for the purpose of considering and acting upon the following:

    1. The election of two Trustees to serve for the ensuing three years.

    2. The transaction of such other business as may properly come before the meeting or any adjournment.

   Shareholders of record at the close of business on March 21, 2002 are entitled to notice of and to vote at the Annual Meeting.

                                          For the Trustees:

                                          /s/ Nancy J. Herman
                                          Nancy J. Herman
                                          Senior Vice
                                          President--General Counsel and
                                          Secretary

Your vote is important. Please vote, even if you plan to attend the meeting, by completing, signing and returning the enclosed proxy card, or by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. You may revoke your proxy by submitting a proxy bearing a later date, or by voting in person at the Annual Meeting.

                        FEDERAL REALTY INVESTMENT TRUST
             1626 East Jefferson Street, Rockville, Maryland 20852

                                PROXY STATEMENT
                                March 22, 2002

   Proxies in the form enclosed are solicited by the Board of Trustees of Federal Realty Investment Trust for use at the 2002 Annual Meeting of Shareholders ("Annual Meeting") to be held at 10:00 a.m., Wednesday, May 1, 2002, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

   This proxy statement and an accompanying proxy are being mailed to shareholders on or about March 28, 2002, together with the Trust's 2001 Annual Report, which includes audited financial statements for the year ended December 31, 2001.

                               ABOUT THE MEETING

What is the purpose of the Annual Meeting?

   At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting included in this proxy statement, including the election of two Trustees. In addition, management will report on the performance of the Trust during 2001 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

   Only shareholders of record at the close of business on March 21, 2002, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On that date, the Trust had 40,275,019 common shares of beneficial interest ("Shares") outstanding. If you were a shareholder of record on that date, you will be entitled to vote all of the Shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What constitutes a quorum?

   At the Annual Meeting, the presence, in person or by proxy, of a majority of the outstanding Shares entitled to vote constitutes a quorum, permitting the meeting to conduct its business. Abstentions will be counted for purposes of determining a quorum.

How do I vote?

   If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

   If you are a registered shareholder, you may vote by telephone
(1-800-PROXIES), or electronically through the Internet (www.voteproxy.com), by following the instructions included with your proxy card. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

   Yes. A proxy may be revoked by a shareholder at any time before it is voted by submitting a proxy bearing a later date or by voting in person at the Annual Meeting.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board of Trustees, i.e., in favor of the two Trustees nominated.

   With respect to any other matter that properly comes before the meeting, the named proxies will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   As to each item, shareholders are entitled to cast one vote per Share. The affirmative vote of a plurality of votes cast at the meeting, in person or by proxy, is required for the election of Trustees.

                                SHARE OWNERSHIP

Who are the largest owners of the Trust's Shares?

   To the Trust's knowledge, based upon information available to the Trust, beneficial owners of more than 5% of the Trust's Shares as of March 21, 2002, are as follows:

           Name and Address                   Amount and Nature    Percent
           of Beneficial Owner             of Beneficial Ownership of Class
           -------------------             ----------------------- --------
    Morgan Stanley Dean Witter & Co.(1)           4,395,920          10.9%
    1585 Broadway
    New York, New York 10036

    RREEF America LLC(2)                          2,515,851           6.3%
    875 N. Michigan Avenue
    Chicago, Illinois 60611

    Security Capital Group Incorporated(3)        2,372,405           5.9%
    125 Lincoln Avenue
    Santa Fe, New Mexico 87501

--------
(1) Information based on a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 14, 2002 by Morgan Stanley Dean Witter & Co. and its wholly owned subsidiary, Morgan Stanley Investment Management Inc. The Schedule 13G/A indicates that Morgan Stanley Dean Witter & Co. is a parent holding company with shared voting power over 3,762,320 Shares and shared dispositive power over 4,395,920 Shares, and that Morgan Stanley Investment Management Inc. is an investment adviser with shared voting power over 3,623,600 Shares and shared dispositive power over 4,257,200 Shares.
(2) Information based on a Schedule 13G/A filed with the SEC on February 14, 2002. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,570,400 Shares and sole dispositive power over 2,515,851 Shares.
(3) Information based on a Schedule 13G filed with the SEC on February 14, 2002 by Security Capital Group Incorporated on behalf of itself and its wholly owned investment adviser subsidiary, Security Capital Research & Management Incorporated. The Schedule 13G indicates that the reporting entity and its subsidiary have shared voting and dispositive power over 2,372,405 Shares.

How many Shares do the Trust's Trustees and executive officers own?

   As of March 21, 2002, Trustees and executive officers as a group, and the Trustees and named executive officers, individually, beneficially owned the following Shares:

                                                                    Percentage of
                                              Number of Shares    Outstanding Shares
Name of Beneficial Owner                   Beneficially Owned (1)    of the Trust
------------------------------------------ ---------------------- ------------------
Trustees and executive officers as a group
  (12 individuals)(2).....................       3,713,757               8.74%
Dennis L. Berman(3).......................          58,786                  *
Kenneth D. Brody(4).......................          16,500                  *
Kristin Gamble(5).........................          97,167                  *
Steven J. Guttman(6)......................       2,180,292               5.13%
Nancy J. Herman(7)........................          58,512                  *
Ron D. Kaplan(8)..........................         597,265               1.41%
Walter F. Loeb(9).........................          35,930                  *
Mark S. Ordan(10).........................          17,807                  *
Cecily A. Ward(11)........................         142,680                  *
Donald C. Wood(12)........................         462,734               1.09%

--------
* Less than 1%.
(1) The number and percentage of Shares shown in this table reflect beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") including Shares which are not owned but as to which options are outstanding and may be exercised within 60 days. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractions are rounded to the nearest full Share.
(2) Includes 2,223,364 options.
(3) Includes 22,500 options. Includes 12,500 Shares in trust as to which Mr. Berman shares voting power with two other trustees. Mr. Berman does not have disposition rights with respect to these Shares. This number also includes 1,000 Shares owned by a partnership in which Mr. Berman is a general partner.
(4) Includes 12,500 options.
(5) Includes 17,500 options. Includes 75,767 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 571 Shares.
(6) Includes 1,216,666 options. Includes 12,000 Shares in trust as to which Mr. Guttman shares voting and investment power with one other trustee, 29,822 Shares held in trust for his children, a Performance Share Award of 120,000 Shares and Restricted Share Awards of 243,976 Shares. Includes 6,744 Shares owned by Mr. Guttman's wife.
(7) Includes 48,834 options. Includes a Performance Share Award of 3,500 Shares and Restricted Share Awards of 3,885 Shares.
(8) Includes 365,362 options. Does not include 2,131 Shares as to which Mr. Kaplan's wife has sole voting and investment power. Mr. Kaplan's employment with the Trust terminated effective March 1, 2002.
(9)  Includes 22,500 options.
(10) Includes 15,000 options. Includes 2,807 Shares as to which voting and investment power is shared with Mr. Ordan's wife.
(11) Includes 128,334 options. Includes Restricted Share Awards of 3,919 Shares. Ms. Ward's employment is being terminated effective no later than December 31, 2002.
(12) Includes 354,168 options. Includes Performance Share Awards of 32,500 Shares and Restricted Share Awards of 37,488 Shares.

                                    ITEM 1
                             Election of Trustees

Who are the Trustees standing for election?

   Pursuant to Section 5.2 of the Trust's Declaration of Trust, the Trustees are divided into three classes serving three-year terms. Two Trustees, comprising one class of Trustees, are to be elected at the Annual Meeting. Mr. Steven J. Guttman and Mr. Mark S. Ordan have been nominated for election as Trustees to hold office until the 2005 Annual Meeting and until their successors have been elected and qualified. Proxies may not be voted for more than two Trustees.

                                      Principal Occupations                   Trustee Term to
      Name        Age                and Other Directorships*                  Since  Expire
----------------- --- ------------------------------------------------------- ------- -------

Steven J. Guttman 55  Chairman of the Board (since 2001) and Chief Executive   1979    2005
                      Officer (since 1980) of the Trust; Former President of
                      the Trust (1980-2001); Past Trustee, International
                      Council of Shopping Centers; Member and Former
                      Chairman, National Association of Real Estate
                      Investment Trusts Board of Governors and Executive
                      Committee; Member, Real Estate Advisory Board and
                      Executive Committee, Wharton School of the University
                      of Pennsylvania; Member, Board of Advisors, George
                      Washington University Law School; Member, Policy
                      Advisory Board, Fisher Center for Real Estate and
                      Urban Economics, University of California, Berkeley.

Mark S. Ordan.... 42  Chairman and Chief Executive Officer, High Noon          1996    2005
                      Always, Inc., an upscale quick-serve healthy lunch
                      operation (formerly known as Bethesda Retail Partners)
                      (since 1999); Former Chief Executive Officer, Chartwell
                      Health Management Inc. (1996-99); Former Chairman,
                      President and Chief Executive Officer, Fresh Fields
                      Markets, Inc. (1991-96); Trustee, Vassar College;
                      Trustee, National Symphony Orchestra.

   Terms of office of the four Trustees named below will continue until the Annual Meeting in the years indicated.

                                     Principal Occupations                  Trustee Term to
      Name       Age                and Other Directorships*                 Since  Expire
---------------- --- ------------------------------------------------------ ------- -------

Kenneth D. Brody 58  Founding Partner, Winslow Partners LLC, a private       1997    2003
                     equity investment firm (since 1997); Co-founder and
                     Principal, Taconic Capital Advisors LLC, an investment
                     advisory firm (since 1999); Former President and
                     Chairman, Export-Import Bank of the United States
                     (1993-96); Director, Quest Diagnostics, Inc.

                                      Principal Occupations                    Trustee Term to
      Name       Age                 and Other Directorships*                   Since  Expire
---------------- --- --------------------------------------------------------- ------- -------

Walter F. Loeb.. 77  President, Loeb Associates Inc., a management              1991    2003
                     consulting firm and Publisher, Loeb Retail Letter (since
                     1990); Director, The Gymboree Corp.; Director, Wet
                     Seal, Inc., a women's apparel retailer; Director,
                     Hudson's Bay Company, a Canadian chain of retail
                     department stores and discount stores; Director,
                     ProfitLogic, Inc.

Dennis L. Berman 51  General Partner, Berman Enterprises (since 1985),          1989    2004
                     Vingarden Associates (since 1975), GDR Partnerships
                     (since 1981), builders/developers; Director, Beco
                     Management, office building owners/managers.

Kristin Gamble.. 56  President, Flood, Gamble Associates, Inc., an              1995    2004
                     investment counseling firm (since 1984); Director,
                     Ethan Allen Interiors, Inc., a furniture manufacturer and
                     retailer.

--------
* The business histories set forth in these tables cover a five-year period.

What committees has the Board established, and how often did the Board and committees meet during 2001?

   The Board of Trustees has an Audit Committee, comprised of Mr. Berman (Chairman), Ms. Gamble and Mr. Loeb, which independently reviews the Trust's financial statements and coordinates its review with the Trust's independent public accountants. Each member of the Audit Committee is "independent," as that term is defined in the New York Stock Exchange listing standards. The Audit Committee held five meetings in 2001.

   The Compensation Committee of the Board of Trustees, comprised of Mr. Ordan (Chairman), Mr. Brody and Mr. Berman (effective November 2001), reviews and reports to the Board on incentive plans and remuneration of officers. The Compensation Committee also administers the Trust's 2001 Long-Term Incentive Plan (the "2001 Plan"), the Amended and Restated 1993 Long-Term Incentive Plan (the "1993 Plan") and certain other compensation plans, and approves stock option and other equity-based awards. That committee held two meetings in 2001.

   The Board of Trustees has no standing nominating committee.

   During 2001 the Board of Trustees held six meetings. All Trustees attended at least 75% of all meetings of the Board and Board committees on which they served during 2001.

How are the Trustees compensated?

   Trustees' fees are paid to Trustees other than Mr. Guttman. In accordance with the provisions of the 2001 Plan, Trustees' fees (other than per-meeting fees) are payable in cash or Shares or a combination of both, at the election of the Trustee; the Trust issued Shares for 21% of the Trustees' fees paid in 2001. The annual Trustee fee for 2001 was $25,000. Each Trustee was paid the fee based on the number of months during the year he or she served as a Trustee. The annual fee in 2001 for service on the Compensation Committee was $2,500 and $4,500 for service as its Chairman. The annual fee in 2001 for service on the Audit Committee was $2,000 and $4,000 for service as its Chairman. Committee fees were also prorated based on the number of months of service. In addition to annual fees for service on the Board of Trustees and Board committees, the Trustees received fees of $1,000 per meeting attended in person and $500 per meeting attended by telephone. In accordance with the 2001 Plan, as of the date of the 2001 Annual Meeting of Shareholders, each non-employee Trustee received an option to purchase 2,500 Shares at an exercise price of $19.60.

   THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE TWO NOMINEES.

                         REPORT OF THE AUDIT COMMITTEE

   The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this Report by reference therein.

   During 2001, the Audit Committee of the Board of Trustees reviewed and reconfirmed the charter for the Committee which was approved by the full Board on May 3, 2000. The complete text of the charter, which reflects the standards set forth in the SEC regulations and the New York Stock Exchange rules, was reproduced in an appendix to last year's proxy statement.

   The Committee meets as it deems necessary or appropriate to carry out its responsibilities. The Committee met five times during 2001. The Committee met with both management and the Trust's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees.

   With respect to the Trust's outside auditors, the Committee, among other things, discussed with Arthur Andersen LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

   On the basis of these reviews and discussions, the Committee recommended to the Board of Trustees that the Board approve the inclusion of the Trust's audited financial statements in the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by:

Dennis L. Berman, Chairman
Kristin Gamble
Walter F. Loeb

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table describes the compensation of the Chief Executive Officer and the four other most highly paid executive officers ("named executive officers").

                          Summary Compensation Table

                                                                        Long-Term Compensation
                                                                    ------------------------------
                                          Annual Compensation             Awards         Payouts
                                     ------------------------------ ------------------- ----------
                                                          Other     Restricted
                                                          Annual      Share               LTIP      All Other
                                      Salary   Bonus   Compensation  Award(s)   Options  Payouts   Compensation
                                       (A)      (B)                    (C)        (D)                  (E)
 Name and Principal Position    Year   ($)      ($)        ($)         ($)        (#)       ($)        ($)
------------------------------  ---- -------- -------- ------------ ----------- ------- ---------- ------------
Steven J. Guttman(1)            2001 $     -- $     --     $ --     $ 1,008,000 120,000 $1,510,000   $288,000(F)
Chairman of the Board and       2000       --       --       --       1,197,000 100,000  1,170,000    264,100(F)
 Chief Executive Officer        1999       --       --       --       1,032,000 150,000  1,148,000    237,000(F)

Nancy J. Herman(2)              2001  185,000   70,000       --          19,000  50,000         --     13,000
Senior Vice President--         2000  185,000   64,000       --          18,000  20,000         --      9,000
 General Counsel and Secretary  1999  140,000   51,000       --          87,000  15,000         --      6,000

Ron D. Kaplan(3)                2001  325,000  200,000       --          55,000  80,000    314,500     88,000(G)
Former Senior Vice President--  2000  325,000  200,000       --          55,000  50,000    244,000     84,000(G)
 Capital Markets, Chief         1999  300,000  160,000       --          44,000 100,000    239,000     77,000(G)
 Investment Officer

Cecily A. Ward(4)               2001  185,000   70,000       --          19,000  50,000         --     39,000(F)
Vice President                  2000  185,000   64,000       --          18,000  20,000         --     16,000(F)
                                1999  160,000   58,000       --          89,000  15,000         --     16,000(F)

Donald C. Wood(5)               2001  350,000  280,000       --          77,000 100,000    189,000     27,000
President and                   2000  350,000  240,000       --          66,000  50,000    146,000     22,000
 Chief Operating Officer        1999  300,000  180,000       --         767,000 100,000         --     15,000

--------
(1) Mr. Guttman, who formerly served as the Trust's President, became Chairman of the Board of Trustees in February 2001. In January 2001, Mr. Guttman received 35,000 Shares valued at $665,000 and vesting at the end of five years in lieu of his 2001 cash salary of $500,000. In February 2002, Mr. Guttman received 14,908 Shares valued at $343,000 and vesting at the end of five years in lieu of a cash bonus of $258,000 for 2001. Both awards were granted under the 1993 Plan. The terms of these arrangements are described below in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements." As of December 31, 2001, Mr. Guttman held a total of 200,155 Restricted Shares valued at $4,604,000.
(2) Ms. Herman was promoted to Senior Vice President in July 2000. In February 2002, Ms. Herman received a Restricted Share Award of 761 Shares, valued on the date of grant at $19,000, in lieu of 20% of her cash bonus for 2001, as described below in (B). As of December 31, 2001, Ms. Herman held 4,428 Restricted Shares valued at $102,000.
(3) Mr. Kaplan's employment with the Trust terminated effective March 1, 2002. In February 2002, Mr. Kaplan received a Restricted Share Award of 2,186 Shares, valued on the date of grant at $55,000, in lieu of 20% of his cash bonus for 2001, as described below in (B). As of December 31, 2001, Mr. Kaplan held a total of 35,562 Restricted Shares valued at $818,000.
(4) Ms. Ward served as the Trust's Chief Financial Officer and Treasurer from February 2000 through February 2002. Her employment is being terminated effective no later than December 31, 2002. In February 2002, Ms. Ward received a Restricted Share Award of 761 Shares, valued on the date of grant at $19,000, in lieu of 20% of her cash bonus for 2001, as described below in (B). As of December 31, 2001, Ms. Ward held 4,497 Restricted Shares valued at $103,000.
(5) Mr. Wood, who formerly served as the Trust's Senior Vice President -- Chief Financial Officer, was promoted to Chief Operating Officer in November 1999 and to President in February 2001. In February 2002, Mr. Wood received a Restricted Share Award of 3,061 Shares, valued on the date of grant at $77,000, in lieu of 20% of his cash bonus for 2001, as described below in
    (B). As of December 31, 2001, Mr. Wood held a total of 37,574 Restricted Shares valued at $864,000.

(A) Amounts shown include amounts deferred at the election of the named officer pursuant to plans available to substantially all employees and pursuant to a non-qualified deferred compensation plan available to all officers and certain other highly compensated employees.
(B) In accordance with the Trust's Incentive Compensation Plan, Vice Presidents and employees classified as "Directors" received 20% of their bonuses for 2001 in Shares vesting equally over a three-year period. In consideration for the vesting provision, they received Shares valued at 110% of the cash value on the date of grant. The President and Senior Vice Presidents, while not covered by the Incentive Compensation Plan, received 20% of their 2001 bonuses in Shares as well, on the same terms as those outlined in the Incentive Compensation Plan. All awards for 2001 referred to in this table were granted under the 1993 Plan.
(C) Dividends are paid on Restricted Shares.
(D) Option exercise price is equal to the fair market value of the Shares on the date of grant.
(E) The amounts shown in this column for the last fiscal year include the following: (1) Mr. Guttman: $7,000 --Trust paid group term life insurance; $4,000 -- Trust paid annuity contract premium; $78,000 -- interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $10,000 -- Trust paid long-term disability insurance premium; and $189,000 -- deferred compensation from forgiveness of loans as described below in (F); (2) Ms. Herman:
    $1,000 -- Trust paid group term life insurance; $6,000 -- interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $4,000 -- Trust contribution to
    Section 401(k) Plan; $2,000 -- Trust paid long-term disability insurance premium; (3) Mr. Kaplan: $1,000 -- Trust paid group term life insurance; $18,000 -- interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $4,000 -- Trust contribution to Section 401(k) Plan; $2,000 -- Trust paid long-term disability insurance premium; $63,000 -- deferred compensation from forgiveness of loans as described below in (G); (4) Ms. Ward:
    $1,000 -- group term life insurance premium; $4,000 -- Trust contribution to Section 401(k) Plan; $2,000 -- Trust paid long-term disability insurance premium; $8,000 -- deferred compensation from forgiveness of loans as described below in (F); and $24,000 -- deferred compensation from other forgiveness of indebtedness; and (5) Mr. Wood: $1,000 -- Trust paid group term life insurance; $20,000 -- interest that would have been payable on interest-free loan made in connection with split-dollar life insurance agreement; $2,000 -- Trust paid long-term disability insurance premium; $4,000 -- Trust contribution to Section 401(k) Plan.
(F) In 1991, Mr. Guttman and Ms. Ward were awarded the opportunity to purchase Shares of the Trust and the Trust made available loans for 100% of the purchase price. One-half of the loan was originally scheduled to be forgiven, by forgiving one-sixteenth each January 31, over an eight-year period so long as the officer was employed by the Trust. The Trust and the named officers agreed to modify the terms of the loan so that beginning in 1995 and each year thereafter, there will be no forgiveness as of January 31 of each year if Funds from Operations ("FFO") per Share increases by less than 5% during the preceding fiscal year. If FFO per Share increases by 5% or more, one-sixteenth of the loan will be forgiven. Beginning in 1996 and thereafter, if FFO per Share increases by 10% or more and total return to shareholders is 10% or greater during the fiscal year, one-eighth of the loan will be forgiven on the following January 31. However, 25% of the original principal amount of each loan is not subject to forgiveness by the Trust. The loans are due by their terms over a period from 2003 to 2010. Ms. Ward prepaid her share purchase loans in March 2002.
(G) On December 17, 1993, the Trust awarded Mr. Kaplan the opportunity to purchase 40,000 Shares as of January 1, 1994 at the closing price of $25 per share on December 31, 1993. The Trust loaned Mr. Kaplan 100% of the purchase price for a term of 12 years. Forgiveness of Mr. Kaplan's loan has been subject to the same performance measures described above in (F). Mr. Kaplan's repayment obligations are described below in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements."

                             Option Awards in 2001

   The following table provides information on option awards in 2001 to the named executive officers.


                                                                           Potential
                                     % of                             Realizable Value at
                                    Total                               Assumed Annual
                   Number of       Options                            Rate of Stock Price
                    Shares        Awarded to                             Appreciation
                  Underlying      Employees                           for Option Term (1)
                    Options       In Fiscal    Exercise   Expiration ---------------------
      Name        Awarded (#)        Year    Price ($/Sh)    Date      5% ($)    10% ($)
----------------- -----------     ---------- ------------ ---------- ---------- ----------
Steven J. Guttman   120,000(2)        30%       $19.80     2/28/11   $1,494,000 $3,787,000
Nancy J. Herman..    50,000(2)        12%        19.80     2/28/11      623,000  1,578,000
Ron D. Kaplan....    80,000(3)        20%        19.80     2/28/11      996,000  2,524,000
Cecily A. Ward...    50,000(2)(4)     12%        19.80     2/28/11      623,000  1,578,000
Donald C. Wood...   100,000(2)        25%        19.80     2/28/11    1,245,000  3,156,000

--------
(1) These assumed annual rates of stock price appreciation are specified by the SEC. No assurance can be given that such rates will be achieved.
(2) These options vest in three equal annual installments beginning on February 28, 2002.
(3) Mr. Kaplan's employment terminated effective March 1, 2002. As of that date, 26,667 of these options were already vested; the remaining 53,333 options vested in connection with the termination. See "Employment Agreements; Termination of Employment and Change-in-Control Arrangements."
(4) Ms. Ward's employment is being terminated effective no later than December 31, 2002. Pursuant to the terms of her severance agreement, which is described below in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements," effective on Ms. Ward's termination date, those options scheduled to vest in the succeeding 18 months will vest on an accelerated basis.

    Aggregated Option Exercises in 2001 and December 31, 2001 Option Values

   The following table provides information on option exercises in 2001 by the named executive officers, and the value of each such officer's unexercised options at December 31, 2001.

                                                             Number of                 Value of
                                                         Shares Underlying            Unexercised
                                                            Unexercised              In-the-Money
                                                            Options at                Options at
                                                       December 31, 2001 (#)   December 31, 2001 ($)(1)
                  Shares Acquired                    ------------------------- -------------------------
      Name        on Exercise (#) Value Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----------------- --------------- ------------------ ----------- ------------- ----------- -------------
Steven J. Guttman       --               $ --         1,143,000     187,000     $637,000     $717,000
Nancy J. Herman..       --                 --            28,000      67,000       29,000      195,000
Ron D. Kaplan....       --                 --           219,000     147,000      292,000      487,000
Cecily A. Ward...       --                 --           107,000      68,000       89,000      197,000
Donald C. Wood...       --                 --           208,000     292,000      212,000      551,000

--------
(1) Based on $23.00 per Share closing price on the NYSE on December 31, 2001.

    Employment Agreements; Termination of Employment and Change-in-Control
                                 Arrangements

   The Trust has an amended and restated employment agreement with Mr. Guttman which provides, among other things, that his salary may not be decreased below its then-current level and is increased on January 1 of each year by 50% of any increase in the Consumer Price Index ("CPI") for the prior year and that Mr. Guttman is eligible to receive an annual bonus, in the Board of Trustees' discretion, of up to 120% of his salary. The agreement provides for a three-year term of employment to be automatically renewed at the end of each month unless either party notifies the other that it has elected not to extend the term. The Trust may terminate Mr. Guttman's employment if he is totally disabled for at least six consecutive months, in which case Mr. Guttman is entitled to receive each month for a three-year period the difference, if any, between the monthly payments he receives under the disability insurance policies the Trust maintains on his behalf and his base monthly salary. The Trust may terminate Mr. Guttman's employment for cause (as defined in the agreement) without payment to Mr. Guttman. Mr. Guttman may terminate his employment under certain circumstances, including if his responsibilities are materially modified without his written consent, a change in control occurs (as defined in the agreement), the Trust relocates its principal office outside the Washington, D.C. area, he is not reappointed as a member of the Trust's Board of Trustees, a Chairman of the Trust's Board of Trustees is appointed other than Mr. Guttman, or his employment agreement is not assumed by a successor to the Trust. If Mr. Guttman so terminates his employment, he is entitled to receive the compensation he would have otherwise received (including bonuses) for the remaining term of the employment agreement. Mr. Guttman may also terminate his employment for any other reason upon at least six months notice, in which case the Trust's obligation to pay compensation to him ceases on the effective date of termination.

   Mr. Guttman and the Trust have entered into restricted share award agreements (the "Restricted Share Agreements") pursuant to which Mr. Guttman will receive (unless he elects otherwise six months in advance) Shares in lieu of his salary for the years 1998 through 2002 and Shares in lieu of his bonus for the years 1997 through 2001. The Shares granted pursuant to the Restricted Share Agreements, which will be 133% of the salary and bonus levels determined by the Board of Trustees, will vest five years after the date of grant, subject to accelerated vesting in the event of a change in control (as defined in the Amended Plan) or the termination of Mr. Guttman's employment due to his death, disability (as defined in his employment agreement) or without cause (as defined in his employment agreement). Dividends are paid on the Restricted Shares if and when awarded. If Mr. Guttman voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the aforementioned five-year period, his rights to the Restricted Shares are forfeited.

   The Trust has severance agreements with Mr. Wood and Ms. Herman, which provide, among other things, that if the employee is terminated without cause (as defined in the agreements), the employee will be entitled to receive his or her salary for 18 months (12 months in the case of Ms. Herman) and benefits for nine months. The employee also will receive the benefits payable upon termination without cause under certain additional circumstances, including, among other things, a demotion or a substantial reduction in the employee's responsibilities without his or her written consent, relocation of the Trust's principal office outside the Washington, D.C. area, or the decrease of the employee's base salary below a percentage specified in each employee's severance agreement. The Trust may terminate the employee's employment with cause without payment to the employee.

   The Trust has entered into agreements with Mr. Guttman, Ms. Herman and Mr. Wood providing that, if any of these officers leave the employment of the Trust within six months following a change in control (generally defined to include control of a specified percentage of the outstanding Shares), he or she will be entitled to receive a lump sum cash payment and benefits and executive perquisites for a period following such termination, to have the restrictions on the exercise or receipt of any stock options or stock grants lapse and, at the option of the officer, to have the Trust redeem all Shares owned at termination at a formula price. The cash payments the officers are entitled to receive are computed using a formula based upon the officer's salary at the date his or her employment terminates and bonuses that were paid over the previous three years. This amount is multiplied by a certain percentage: 299% for Mr. Guttman; 200% for Mr. Wood; and 100% for Ms. Herman. These agreements also provide that if benefits paid pursuant thereto are determined to be subject to an excise or similar tax, the Trust will provide the officer with such additional compensation as is necessary to place him or her in the same after-tax position as he or she would have been had such tax not been paid or incurred.

   In September 1997, the Trust granted a performance share award ("Performance Award") to Mr. Guttman effective in January 1998 for 300,000 Shares ("Performance Shares"). Pursuant to the terms of this award, a specified number of Performance Shares will vest each year from 1998 through 2005 if the Trust meets or exceeds the threshold-level "Performance Target," and over a shorter period of time if the Trust meets a higher level. The Performance Targets are established annually by the Compensation Committee at the beginning of the year to which they will apply. Any Performance Shares which remain unvested after 2005 vest in five equal annual installments through 2010. All Performance Shares vest in the event of a change in control (as defined in the Performance Award), or the termination of Mr. Guttman's employment due to disability (as defined in the Performance Awards) or without cause (as defined in the Performance Award). If Mr. Guttman's employment is terminated for cause, his rights to any unvested Performance Shares are forfeited. If Mr. Guttman dies or voluntarily resigns from his employment with the Trust, a pro rata number of Performance Shares for that year will vest if the Performance Target is met, and his rights to any future unvested Shares are forfeited.

   The Trust granted a restricted share award of 10,000 Shares (the "Restricted Share Award") to Mr. Wood in May 1998 upon the commencement of his employment. Pursuant to the terms of the Restricted Share Award, the Shares will vest in five equal annual installments, subject to accelerated vesting if any of the following events occur after the first anniversary of the date of grant: a change in control or the termination of Mr. Wood's employment due to death, disability or without cause (as such terms are defined in the Restricted Share Award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the five-year vesting period, his rights to any unvested Shares are forfeited.

   In February 2000, the Trust granted a Performance Award to Mr. Wood for 37,500 Performance Shares. Pursuant to the terms of this award, a specified number of Performance Shares will vest each year from 2000 through 2007 if the Trust meets or exceeds the threshold-level "Performance Target," and over a shorter period of time if the Trust meets a higher level. Both levels are established annually by the Compensation Committee at the beginning of the year to which they will apply. Any Performance Shares which remain unvested after 2007 vest in five equal annual installments through 2012. In all other respects, the Performance Award is identical to the Performance Award of Mr. Guttman described above in this section.

   In February 2000, the Trust granted a restricted share award ("Service Award") to Mr. Wood for 37,500 Shares. Pursuant to the terms of the Service Award, 391 Shares vest each month over an eight-year period, subject to accelerated vesting in the event of a change in control (as defined in the Service Award) or the termination of Mr. Wood's employment due to disability or without cause (each as defined in the Service Award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the aforementioned eight-year period, his rights to any unvested Shares are forfeited. If Mr. Wood dies, the number of Shares which would have vested in the month of his death vest and his rights to any future unvested Shares are forfeited.

   In February 2002, the Trust granted a Performance Award to Mr. Wood for 10,000 Performance Shares. Pursuant to the terms of this award, 2,000 Performance Shares will vest for any year in which the Trust's total return exceeds the Morgan Stanley REIT Index total return for the same period. Any Performance Shares which remain unvested after 2011 will be forfeited. In all other respects, the Performance Award is identical to Mr. Wood's 2000 Performance Award described above, except that tax notes given in connection with the vesting of Performance Shares will not be forgiven in the event of change in control or termination.

   The Trust has entered into split-dollar life insurance agreements with Mr. Guttman, Ms. Herman and Mr. Wood pursuant to which the Trust makes certain premium payments on their behalf relating to certain insurance policies and is reimbursed for those premiums after fifteen years. The Trust's funding obligations end, and it is entitled to immediate reimbursement, in the event of termination of the employee's employment under certain circumstances. The Trust's funding obligations do not end, however, in the event of termination without cause or in connection with a change in control of the Trust, provided in either case that the employee has been employed by the Trust for at least five years at the time of termination.

   Mr. Kaplan's employment with the Trust terminated effective March 1, 2002. Pursuant to the terms of Mr. Kaplan's severance agreement and various other agreements with the Trust in existence prior to the termination, he received (i) a severance payment in the amount of $1,035,400,
(ii) accelerated vesting of all unvested stock options, with all vested options remaining exercisable for one year, (iii) accelerated vesting of all restricted shares and performance shares, payment of taxes due as a result thereof in the aggregate amount of approximately $708,000, and forgiveness of existing tax notes in connection with previously vested shares in the aggregate amount of approximately $732,000, (iv) forgiveness of indebtedness in the amount of $62,500 under Mr. Kaplan's share purchase plan, and (v) payment over time of the remaining three annual premiums on the split-dollar life insurance policy obtained for Mr. Kaplan's benefit (for which the Trust must be reimbursed after eleven years). In addition, Mr. Kaplan will receive medical, life and disability insurance benefits for sixteen months, and his existing indebtedness in connection with his share purchase plan and previous option exercises will be modified to (a) extend the maturity date of all such indebtedness to September 30, 2007, (b) provide for a fixed annual interest rate for such indebtedness of 5.85%; (c) make such indebtedness recourse to Mr. Kaplan to the extent it is not already recourse, (d) provide that such indebtedness will be collateralized with Trust stock valued at 110% of the current balance of the indebtedness, and (e) provide that interest will be paid currently as it accrues during the term of the loans as modified. In order to provide for an orderly transition of Mr. Kaplan's responsibilities, the Trust has engaged him as a consultant for a period of approximately seven months pursuant to a consulting agreement which provides for a consulting fee in the amount of $27,100 per month and a success fee in the target amount of $500,000 contingent upon Mr. Kaplan's procurement of certain financing on terms acceptable to the Trust.

   Ms. Ward's employment with the Trust is being terminated effective no later than December 31, 2002. Until such date, she shall receive her base salary of $190,000 per annum in biweekly installments. Ms. Ward has received a severance payment in the amount of $407,000 in accordance with the terms of her severance agreement and is eligible to receive a bonus for 2002 equal to 40% of her base salary pro-rated according to the number of months during which she is employed by the Trust in 2002. Pursuant to the terms of Ms. Ward's severance agreement, upon termination, she will receive accelerated vesting of those stock options scheduled to vest in the succeeding 18 months, and all vested options will remain exercisable for one year. Pursuant to the terms of the various restricted share award agreements between Ms. Ward and the Trust, all unvested restricted shares will vest as of her last day of employment.

   The 1993 Plan provides that all stock options granted pursuant to it shall vest in the event of a change of control, as defined in the 1993 Plan.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this Report or the performance graph by reference in the specified filing.

   In 2001, the Compensation Committee was responsible for determining the level of compensation paid to the Trust's executive officers. The Compensation Committee is comprised entirely of non-employee Trustees.

   Philosophy: The members of the Compensation Committee believe that the Trust's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its executive officers. Therefore, the Compensation Committee believes that it is important to:

  . Adopt compensation programs that stress Share ownership and, thereby, tie long-term compensation to increases in shareholder value as evidenced by Share price appreciation.
  . Adopt compensation programs that enhance the Trust's ability to attract and retain qualified executive officers while providing the financial motivation necessary to achieve continued high levels of Trust performance.
  . Provide a mix of cash and stock-based compensation programs that are competitive with a select group of successful real estate investment trusts and other successful national and regional firms that the members of the Compensation Committee believe are comparable to the Trust.
  . Adjust salary, bonuses and other compensation awards commensurate with overall corporate results.
  . Implement compensation programs that emphasize teamwork, pay-for-performance and overall corporate results.

   The Compensation Committee has traditionally retained a high degree of flexibility in structuring the Trust's compensation programs. This approach has allowed the Compensation Committee annually to evaluate subjectively and reward each executive officer's individual performance and contribution to the Trust's overall financial and operational success.

   Named Executive Officers (other than the Chief Executive Officer). Near the end of each year, or early in the following year, the Compensation Committee determines the salary to be paid to each executive officer during the subsequent year and the bonus to be paid for the current year for executive officers other than Ms. Ward, whose bonus has been determined in accordance with the Incentive Compensation Plan, which is discussed below. Mr. Guttman assists the Compensation Committee by making recommendations concerning salaries and bonuses to be paid to executive officers, other than himself.

   Mr. Guttman's recommendations and the Committee's decisions are based upon their evaluation of each executive officer's performance and responsibilities as they relate to certain "Performance Factors" including the increase in funds from operations ("FFO"), the financing transactions completed and the development, redevelopment and operation of the Trust's properties. The bonuses awarded by the Compensation Committee for 2001 consider the Trust's operating performance in 2001 as well as the market demand for the Trust's key employees. The bonuses for executive officers for 2001 were higher than for 2000. This increase was made in recognition of management's success in achieving continued strong operating results from the Trust's existing portfolio while undertaking a substantial new development pipeline.

   In determining the executive officers' salary and bonus levels, the Compensation Committee also takes into account the total cash compensation paid to executive officers with similar positions in select successful real estate investment trusts and other national and regional companies that it concludes possess revenues, profitability and growth that are comparable to the Trust's (the "Survey Group"). Some of the companies in the Survey Group are included in the National Association of Real Estate Investment Trust equity index. The Compensation Committee's goal is to maintain the total compensation package for executive officers at a level which is competitive with the total compensation paid to executive officers of the companies in the Survey Group.

   In 1999, the Compensation Committee adopted a new Incentive Compensation Plan for most Trust employees other than the senior executive officers, aimed at increasing objectivity of the annual bonus awards by quantifying awards based on specific operational performance thresholds (including targets based on growth in FFO and regional net operating income) and the achievement of individual objectives. Pursuant to this Plan,

Ms. Ward has been eligible for a bonus of 30-50% of her base salary, depending upon the level of FFO growth per Share achieved by the Trust; the actual bonus has been based 60% upon the attainment of Trust goals and 40% upon the attainment of individual goals. In accordance with the Incentive Compensation Plan, Vice Presidents and employees classified as "Directors" received 20% of their bonuses for 2001 in Shares vesting over a three-year period. In consideration for the vesting provision, they received Shares valued at 110% of the cash value on the date of grant. The Compensation Committee determined that the President and Senior Vice Presidents, while not covered by the Incentive Compensation Plan, should receive 20% of their 2001 bonuses in Shares as well, on the same terms as those outlined in the Incentive Compensation Plan.

   Chief Executive Officer. As Chief Executive Officer, Mr. Guttman is compensated pursuant to his employment agreement discussed above and in accordance with the performance factors discussed earlier. Mr. Guttman's compensation package is comprised of:

  . a base salary component commensurate with other non-founder chief executive officers in the industry
  . an annual incentive bonus awarded at the discretion of the Board of Trustees which has historically approximated 40-80% of base pay
  . a long-term performance share component which vests based on FFO performance hurdles.

   In September 1997, the Compensation Committee approved a plan to link Mr. Guttman's compensation to shareholder value. The Compensation Committee approved a Stock in Lieu of Salary Plan and a Stock in Lieu of Bonus Plan pursuant to which Mr. Guttman may elect to forgo receipt of his salary and/or bonus in cash and receive instead the number of Shares equal to 133% of his salary and/or bonus amount divided by the closing price per Share as of December 31 of the previous year. To implement the Stock in Lieu of Salary and Bonus Plans, the Trust and Mr. Guttman entered into restricted share award agreements pursuant to which Mr. Guttman will receive (unless he elects otherwise) Shares in lieu of his salary for the years 1998 through 2002 and Shares in lieu of his bonus for the years 1997 through 2001. The terms of these agreements are described above in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements." Mr. Guttman's salary for 2001 remained at its 2000 level of $500,000. Mr. Guttman elected to receive Shares in lieu of cash for his 2001 salary and 2000 bonus (cash award of $400,000) as well as his 2002 salary and 2001 bonus (cash award of $258,000). Pursuant to these elections and the applicable restricted share award agreements, a total of 61,869 Restricted Shares were awarded in January and February 2001 for his 2001 salary and 2000 bonus, and 43,821 Restricted Shares were awarded in January and February 2002 for his 2002 salary and 2001 bonus.

   Also in September 1997, the Compensation Committee awarded Mr. Guttman a performance share award of 300,000 Shares effective January 1, 1998, as described above in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements." Mr. Guttman's performance share award agreement was amended in 2000 to provide that, for calendar years subsequent to 1999, the Performance Targets will be established annually by the Compensation Committee at the beginning of each year in order to better align the financial incentives under his performance share award agreement with successful execution of the Trust's business plan for that year. Since growth in the Trust's FFO per Share met the higher Performance Target in 2001, 60,000 of Mr. Guttman's Performance Shares vested in accordance with the terms of his performance share award agreement.

   The Compensation Committee believes that the compensation arrangements described above will fulfill the objective of linking Mr. Guttman's long-term compensation directly and closely to increasing shareholder value. Increasing Mr. Guttman's equity ownership in the Trust will align his interests with shareholders' long-term interests because the value of Mr. Guttman's options and restricted share and performance awards over time will increase only as Share value increases.

   Deductibility of Executive Compensation in Excess of $1.0 Million. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an executive officer who is named in the

Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure its executive awards to take advantage of this Section 162(m) exception. However, the Committee does not believe that it is necessarily in the best interest of the Trust and its shareholders that all compensation meet the requirements of Section 162(m) for deductibility and the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be given that compensation intended by the Trust to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by:

Mark S. Ordan (Chairman)
Dennis L. Berman
Kenneth D. Brody

          Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Messrs. Berman, Brody and Ordan. There are no Compensation Committee interlocks and no Trust employees serve on the Compensation Committee.

                               Performance Graph

   The following performance graph compares the cumulative total shareholder return on the Trust's Shares with the cumulative return on the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the five fiscal years commencing December 31, 1996 and ending December 31, 2001, assuming an investment of $100 and the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the Nasdaq National Market. Stock performance for the past five years is not necessarily indicative of future results.







                                    [CHART]


Comparison of 5-Year Cumulative Total Return


                     FRT           NAREIT            S&P
12/31/1996        100.00           100.00           100.00
12/31/1997        101.05           120.26           128.51
12/31/1998         99.61            99.21           158.92
12/31/1999         86.10            94.63           192.13
12/31/2000         95.10           119.58           184.02
12/31/2001        126.19           136.24           161.53

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to the terms of stock option plans, from 1984 through 2001 officers and key employees have exercised options and paid for some of the Shares by issuance of notes to the Trust. Notes accepted pursuant to the 1983 or 1985 stock option plans are for a term extending to the employee's or officer's retirement date with interest payable quarterly at the annual rate that is the lesser of (1) the Trust's current borrowing rate or (2) the current indicated annual dividend rate on the Shares acquired pursuant to the option divided by the purchase price of such Shares. Notes accepted pursuant to the 1993 Plan are for a period extending to the employee's or officer's retirement date with interest payable quarterly at the annual rate that is the lesser of (1) the Trust's borrowing rate on the date of exercise or (2) the indicated annual dividend rate on the date of exercise of the option divided by the purchase price of such Shares. The stock option notes are recourse to the borrower and are secured by the Shares, which will not be released until the notes are paid in full. Pursuant to the terms of a restricted stock agreement, Mr. Guttman borrowed $210,000, $105,000 of which was repaid in 1992 and the balance of which was repaid on April 15, 2001, with no interest.

   In 1991, the Trust accepted notes from Trust officers in connection with the 1991 Share Purchase Plan for $5,359,922. The current balance of the notes is $908,000. Seventy-five percent of the original principal balance of these loans was forgiven by the Trust as certain conditions were met. In connection with the 1991 Share Purchase Plan, the Trust has loaned officers $1,089,000 with which to pay income taxes associated with the forgiveness. The interest rate on the share purchase loans and related tax loans is 9.39%. On January 1, 1994, the Trust lent Mr. Kaplan $1,000,000 to purchase 40,000 Shares. The current balance is $375,000 and he has been loaned $250,000 with which to pay income taxes associated with the forgiveness. The interest rate on his share purchase loans and related tax loans was 6.24% through March 1, 2002. Mr. Kaplan's loans were modified in connection with his termination, as described above in "Employment Agreements; Termination of Employment and Change-in-Control Arrangements."

   The Trust has loaned Mr. Guttman and Mr. Wood a total of $1,914,000 and $167,000, respectively, with which to pay income taxes associated with the vesting of Shares pursuant to their Performance Awards, and has loaned Mr. Wood a total of $92,000, with which to pay income taxes associated with the vesting of Shares pursuant to his Service Award. The interest rate on the loans to Mr. Guttman is 6.36%; the interest rate on the loans to Mr. Wood is 6.54%.

   The following table sets forth the indebtedness to the Trust of the officers as of March 21, 2002:


                                                            Maximum      Current
                                                          Outstanding  Balance of
        Name                          Title               during 2001     Notes
-----------------------------------------------------------------------------------
   Steven J. Guttman... Chairman of the Board and Chief    $3,317,000 $3,958,000
                          Executive Officer
   Nancy J. Herman..... Senior Vice President--General        115,000          0
                          Counsel and Secretary
   Ron D. Kaplan....... Former Senior Vice President--      2,380,000  1,730,000(1)
                        Capital Markets, Chief Investment
                          Officer
   Cecily A. Ward...... Vice President                        104,000          0(2)
   Donald C. Wood...... President and Chief Operating         165,000    259,000
                          Officer

--------
(1) Mr. Kaplan's employment with the Trust terminated effective March 1, 2002. The balance of these notes is payable in accordance with his termination agreement described above in "Employment Agreement; Termination of Employment and Change-in-Control Arrangements."
(2) Ms. Ward's employment with the Trust is being terminated effective no later than December 31, 2002. Ms. Ward repaid her remaining indebtedness to the Trust in March 2002.

   Mr. Guttman proposes to enter into a transaction whereby he will own an indirect fifty percent interest in a retail luxury leather goods store which will lease space at the Trust's Santana Row property in San Jose, California. Mr. Guttman will not be involved in the store's operation. The letter of intent for the lease provides for a term of ten years and a first year minimum rent of $142,860. Terms of the letter of intent were negotiated at arms length and reflect prevailing market conditions. The opportunity to invest in this business venture was first offered to the Trust, which declined.

   Mr. Brody owns an indirect 9.7% interest in a wood supply company which has entered into a contract with a subcontactor on the Trust's Santana Row project to provide the wood flooring for three buildings at Santana Row. The contract provides for a payment to the company in the amount of approximately $330,000. The dollar amount of the contract does not represent a significant amount of business to the wood supply company. Terms of the contract were negotiated at arms length and reflect prevailing market conditions.

   From time to time the Trustees may actively engage, on their own behalf and as agents for and advisors to others, in real estate transactions, including development and financing. The Trustees have agreed that they will not acquire an interest in any property which meets the investment criteria of the Trust without first offering the property to the Trust.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Trustees and executive officers of the Trust are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of the Trust's Shares with the Securities and Exchange Commission and with the New York Stock Exchange. To the Trust's best knowledge, based solely on review of copies of such reports furnished to the Trust and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Arthur Andersen LLP served as the Trust's independent public accountants for the years 1999-2001 and examined the Trust's financial statements for the year ended December 31, 2001. Given recent developments regarding Arthur Andersen LLP, the Trust is currently assessing its choice of independent public accountants for 2002.

   During fiscal year 2001, the Trust retained Arthur Andersen LLP to provide services in the following categories and amounts:

                      Audit Fees................. $168,500
                      Audit-Related Fees......... $499,900
                      All Other Fees--Tax-Related $234,075

   The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP in 2001 is compatible with maintaining auditor independence.

   A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

                                 ANNUAL REPORT

   A copy of the Trust's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission ("Annual Report"), will be mailed without charge to shareholders upon request. Requests should be addressed to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President--Investor Relations and Finance. The Form 10-K includes certain exhibits, which will be provided only upon payment of a fee covering the Trust's reasonable expenses for copying and mailing. A copy of the Annual Report is also available online at www.federalrealty.com.

       SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

   The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, Trust officials may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

   Proposals of shareholders intended to be presented at the 2003 Annual Meeting, including nominations for persons for election to the Board of Trustees, must be received by the Trust no later than November 22, 2002 to be considered for inclusion in the Trust's proxy statement and form of proxy relating to such meeting.

   The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their discretion.

   You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

                                                 For the Trustees,

                                                 /s/ Nancy J. Herman
                                                 Nancy J. Herman
                                                 Senior Vice President--General
                                                 Counsel and Secretary

          YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.
                            PLEASE SUBMIT IT TODAY.

                       ANNUAL MEETING OF SHAREHOLDERS OF

                        FEDERAL REALTY INVESTMENT TRUST

                                  May 1, 2002

Co.#_________________                             Acct. # ______________________

                           -------------------------
                           PROXY VOTING INSTRUCTIONS
                           -------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

        YOUR CONTROL NUMBER IS (RIGHT ARROW) ___________________________



                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark your        ----
      votes as in this
      example.
                                                                        ------

This Proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE TWO NOMINEES.

-----------------------------------------------------------------------------------------------------------------
                       FOR       WITHHELD
1. To elect the        ---         ---                                             2. In their discretion, on any
   following                                 Nominees: Steven J. Guttman              other matters properly coming
   Trustees for        ---         ---                 Mark S. Ordan                  before the meeting or any
   terms expiring as                                                                  postponement or adjournment
   set forth in the                          The Board of Trustees unanimously        thereof.
   accompanying                              recommends a vote FOR the two
   Proxy Statement.                          nominees.


For all, except as otherwise indicated.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.)







SIGNATURE(S)________________________________ ___________________________________  DATE __________________________

NOTE: Please sign exactly as your name(s) appear(s) hereon. If the shares are held jointly each party must sign.
      If the shareholder named is a corporation partnership or other association, please sign its name and add your own name and title. When signing as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, please also give your full title or capacity.
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROXY

                         FEDERAL REALTY INVESTMENT TRUST

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned, a shareholder of Federal Realty Investment Trust (the "Trust"), hereby constitutes and appoints DONALD C. WOOD and NANCY J. HERMAN, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 1, 2002 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

     The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

                         (To Be Signed on Reverse Side)

                                                               -------------
                                                                SEE REVERSE
                                                                    SIDE
                                                               -------------

--------------------------------------------------------------------------------